Exhibit 99.2

Hello Everyone,

I am sending this e-mail to call your attention to a press release that was just sent out to the public. The press release will tell you that Synovis and Baxter have signed a definitive agreement whereby, subject to Synovis shareholder approval, Baxter BioScience will acquire Synovis. I know this is a surprise and you will have many questions and some concerns as to how this acquisition will affect you. The leadership team of Baxter BioScience will be at Synovis’ facility in St. Paul today to provide more information on our plans to move forward.

Today at 9:00AM Central Time, I along with the President of the BioScience Division of Baxter, Mr. Ludwig Hantson, will address the employees of Synovis from the north lunchroom of our St. Paul facility. For those employees in Birmingham and Irvine or in the field, you can participate in one of two ways: one way is to use your computer to view the presentation slides and the telephone to hear the audio. The second way is to use the telephone only and hear the audio portion without seeing the slides. Follow the instructions below.

1. CLICK THIS LINK TO JOIN THE WEB PRESENTATION:

Note: You may be asked to install the GoToMeeting web viewer. If so, please follow the instructions to download the software and join the meeting.

2. PLEASE JOIN THE AUDIO PORTION OF THE CALL USING ONE OF THE OPTIONS BELOW:

TO USE YOUR TELEPHONE:
If you prefer to use your phone, you must select “Use Telephone” after joining the Webinar and call in using the numbers below.

United States

Italy

The closing of the acquisition will take place if and when our shareholders approve of the merger, with the shareholder vote anticipated to be in the first quarter of calendar year 2012.

This is a positive change; the field of view has just become wider for Synovis and you must broaden your vision so that you do not miss anything. All in-house employees are required to attend this meeting and all those not in St. Paul are asked to do everything possible to participate via one of the two methods above. Whether in house or in the field, you will be able to ask questions of myself and Mr. Hantson after the presentations.

Thank you for building a company that has attracted a suitor of Baxter’s caliber. You should be so proud!

Regards,

Rich

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Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, Synovis will file with the SEC a proxy statement. The proxy statement will be mailed to the shareholders of Synovis. Synovis’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Synovis. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synovis by going to Synovis’s Investor Information page on its corporate website at www.synovislife.com.

Synovis and its officers and directors may be deemed to be participants in the solicitation of proxies from Synovis’s shareholders with respect to the acquisition. Information about Synovis’s executive officers and directors and their ownership of Synovis stock is set forth in the proxy statement for the Synovis 2011 Annual Meeting of Shareholders, which was filed with the SEC on January 18, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Synovis and its executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.